Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Marpai, Inc. (the “Company”) on Form S-3 (No. 333-269326) and Form S-8 (No. 333-265572) of our report dated March 26, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, which report appears in this annual report on Form 10-K.

Melville, NY

March 26, 2025

An independent member of UHY International